EXHIBIT 10.54

COMMUNITY BANCSHARES, INC.

BENEFIT RESTORATION PLAN

EFFECTIVE JANUARY 1, 1995

ARTICLE 1 - ESTABLlSHMENT AND PURPOSE

1.1 Establishment. Community Bancshares, Inc. (the “Bank”), hereby establishes, effective as of January 1, 1995, a nonqualified retirement benefit plan to be known as the “Community Bancshares Benefit Restoration Plan” (the “Plan”).

1.2 Purpose. The general purpose of this Plan is to provide the amount of the benefit which would otherwise be paid under the Bank’s pension plan but which cannot be paid under that plan on account of the limitations imposed by the Internal Revenue Code of ‘1987 (“Code”).

ARTICLE II - DEFINITIONS AND CONSTRUCTION

2.1 Definitions. Unless otherwise indicated, the terms used in this Plan shall have the same meaning as they have under the Bank’s qualified defined benefit pension plan in effect on the applicable date with two exceptions:

(1) definition of “compensation” shall also include (a) amounts in excess of the “Section 401 Limits” that specify the maximum amount of employee compensation that can be taken into account for determining qualified retirement plan benefits and (b) amounts, if any, deferred by a participant under the terms of any nonqualified deferred compensation plan maintained by the Bank, and

(2) the amount of retirement benefit shall include the amount in excess of the “Section 415 Limits” that specify the maximum benefit that can be paid from a qualified retirement plan.

2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology when used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.

2.3 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Bank shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

2.4 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Alabama.

2.5 Plan Not an Employment Contract. This Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge, or any other change of employment status.

ARTICLE III - PARTICIPATION IN THE PLAN

3.1 Participants. A person who is in a select group of management and an officer of the Bank and who has been extended coverage under the Plan by the Bank shall become a participant in this Plan when his annual pension benefit under the pension plan is reduced on account of the limitations of the Internal Revenue Code. The Committee shall determine if an employee of the Bank is eligible to participate in the Plan.

ARTICLE lV - BENEFITS

4.1 Amount of Benefits. If benefits under the pension plan commence at the normal retirement date in the form of a single life annuity, the monthly benefit payable under this Plan to the participant shall be equal to the difference between the amount in (1) and the amount in (2) where —

(1) is the amount of the monthly benefit that would be payable under the pension plan before the application of the limitations imposed by the Code and by using the definition of compensation as provided in this Plan; and

(2) is the amount of the monthly benefit actually payable under the pension plan.

4.1 (a) Deferred Annuity. If the Bank discharges all or a portion of its obligation to pay benefits to a participant under the terms of this Plan by purchasing a deferred annuity payable to the participant, any benefit payable under Sections 4.1 and 4.4 shall be reduced by the actuarial equivalent of the pre-tax value of such annuity.

4.1 (b) Payments at Other Times and Other Forms. If benefits under the pension plan commence at a time other than the normal retirement date or in a form of payment other than a single life annuity, the amount of the benefit payable under this Plan shall be the amount specified in subsection (a), adjusted using the same factors and assumptions used to compute the benefit payable under the pension plan.

4.2 Form of Payment. Benefits payable under this Plan shall be paid in the same manner as benefits payable under the pension plan. However, if the lump sum actuarial equivalent of any benefits payable is $10,000 or less, in its sole discretion, the Executive Committee may direct the payment of such benefits due a participant, spouse, or beneficiary under this Plan in the form of such lump sum amount. The actuarial assumptions for computing the lump sum amount shall be the same assumptions used to compute a lump sum payable under the pension plan. The payment of the lump sum shall be in full discharge of the Bank’s obligations under the Plan to the participant, his spouse, or beneficiaries.

4.3 Commencement Date. Benefits payable under this Plan shall commence on or about the same date that benefits commence under the pension plan.

4.4 Death Benefits. A death benefit shall be payable to a surviving spouse or other designated beneficiary of the participant if a death benefit is payable under the terms of the pension plan. Such death benefit shall be computed using the same factors and assumptions used to compute the applicable death benefit under the pension plan and shall be paid in the same form as such death benefit, except that the amount of the death benefit shall be computed with respect to the amount of the benefit the participant accrues under this Plan.

4.5 Disability Benefits. A disability benefit shall be paid to a participant if a disability benefit is payable under the terms of the pension plan and shall be computed and paid in the same form as such disability benefit, except that the amount shall be based on the benefit the participant accrues under this Plan.

4.6 Vesting. A participant shall become vested in the benefit payable under Section 4.1 at the same time he becomes vested under the pension plan.

4.7 Funding. All amounts paid under this Plan shall be paid in cash from the general assets of-the Bank. Benefits shall be reflected on the accounting records of the Bank but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No employee shall have any right, title, or interest whatever in or to any investment reserves, accounts, or funds that the Bank may purchase, establish, or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Bank and an employee or any other person. Neither an employee nor a beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.

4.8 Tax Withholding. The Bank may withhold from a payment any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Bank may reasonably estimate as necessary to cover any taxes for which the Bank may be liable and which may be assessed with regard to such payment.

4.9 Nontransferabilitv. An employee or his beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.

ARTICLE V - ADMINISTRATION

5.1 Administration. The Plan shall be administered by the Executive Committee of the board. The Committee shall have the authority to interpret the Plan, to adopt and review rules relating to the Plan and to make any other determinations for the administration of the Plan.

Subject to the terms of the Plan, the Committee shall have exclusive jurisdiction to (a) select the employees eligible to become participants, (b) determine the eligibility for, and form and method of any benefit payments, (c) establish the timing of benefit distributions, and (d) settle claims according to the provisions in Article VI.

5.2 Costs. The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable. The Employer shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Committee in the administration of the Plan.

5.3 Finality of Determination The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.

5.4 Indemnification and Exculpation. The members of the Committee, its agents, and officers, directors, and employees of the Bank and its affiliates shall be indemnified and held harmless by the Bank against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Bank’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.

ARTICLE VI – CLAIMS PROCEDURE

6.1 Written Claim. Benefits shall be paid in accordance with the provisions of this agreement. The participant, or a designated recipient or any other person claiming through the participant, shall make a written request for benefits under this agreement. This written claim shall be mailed or delivered to the named fiduciary. Such claim shall be reviewed by the named fiduciary or his delegate. The named fiduciary for this Plan shall be the same as the named fiduciary of the Bank’s pension plan.

6.2 Denied Claim. If the claim is denied, in full or in part, the named fiduciary shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, and any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

6.3 Review Procedure. If the claim is denied and a review is desired, the participant (or beneficiary) shall notify the named fiduciary in writing within sixty (60) days (a claim shall be deemed denied if the named fiduciary does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial. In requesting a review, the participant or his beneficiary may request a review of the plan document or other pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments, and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

6.4 Committee Review. The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to specific provisions of this Plan on which the decision is based.

ARTICLE VII MERGER, AMENDMENT. AND TERMINATION

7.1 Merger-Consolidation, or Acquisition. The Plan shall be binding upon the Bank, its assigns, and any successor Bank which shall succeed to substantially all of its assets and business through merger, consolidation or acquisition.

7.2 Amendment and Termination. The Board of Directors of the Bank may amend, modify, or terminate the Plan at any time. in the event of a termination of the Plan pursuant to this section, unpaid benefits of a participant who has retired or benefits of a participant who is eligible for retirement under the terms of the Bank’s pension plan shall continue to be an obligation of the Bank and shall be paid as scheduled.

ARTICLE VIII - SPECIAL RULES IN THE EVENT OF A CHANGE IN CONTROL

8.1 Change in Control. Notwithstanding anything to the contrary in any other section of this Plan. in the event a change in control shall occur (as defined below), neither the Bank nor its Board of Directors shall thereafter remove a participant from the Plan nor shall the Bank or its Board of Directors terminate, modify, or amend, in whole or in part, any or all of the provisions of this Plan, unless all of the participants covered by the Plan at the time of the change in control give their written consent to such termination, modification or amendment. In no event shall such action reduce the benefits of any disabled or retired participant or his beneficiary. In the event of a change in control, participants shall immediately become vested in benefits payable from this Plan. ‘Change in Control” means any one of the events specified in the following clauses (a) through (d) occurring after the adoption of this Plan:

(a) any third person, including a “group’ as defined in Section 13(d)(3) of the Securities Exchange Act of 1 934, shall become the beneficial owner of shares of the Corporation with respect to which 20% or more of the total number of votes for the election of the Board of Directors of the Bank may be cast,

(b) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Bank shall cease to constitute a majority of the Board of Directors of the Bank,

(c) the shareholders of the Bank shall approve an agreement providing either for a transaction in which the Bank will cease to be an independent publicly-owned corporation or for a sale or other disposition of all or substantially all the assets of the Bank, or

(d) with respect to any period of two consecutive years commencing with or after the Date of Grant, individuals, who at the beginning of such period constitute the Board of Directors of the Bank, cease for any reason to constitute at least a majority thereof, unless the election of each Director who was not a Director at the beginning of such period has been approved in advance by Directors representing at least two-thirds of the Directors then in office who were Directors at the beginning of such period;

provided, however, that the occurrence of any of such events specified in the foregoing clauses (a) through (c) shall not be deemed a “change in control” if, prior to such occurrence, a resolution specifically exempting such event specified in the foregoing clauses (a) through (c) shall have been adopted by at least a majority of the Board of Directors of the Bank, provided further, that a “change in control” shall not be deemed to occur by reason of any subsequent acquisition or shares by a person or group (including any member or members of such group) which as of the date of the adoption of the Plan was the beneficial owner of shares with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board of Directors be cast.

8.2 Severance Pay. Payment of any benefits to a participant who is also entitled to receive severance pay (due to termination of employment after a change of control) shall not be offset by said severance pay.

8.3 Timing of Benefit Payments. In the event of termination of employment prior to retirement benefits payable under this section shall commence on or about the same date that pension plan benefits commence to be paid to the participant.

8.4 Legal Fees. The legal fees incurred by any participant (or former participant who was a participant when the change of control occurred) to enforce his rights under this article shall be paid by the Bank in addition to sums due under this Plan.

lN WITNESS WHEREOF, The Bank has caused this Instrument to be executed by its duly authorized officer on this 12th day of April, 1994, effective as of the 1st day of January, 1995.

COMMUNITY BANCSHARES, INC.

By:	/s/ Kennon R. Patterson, Sr.
Kennon R. Patterson, Sr. Chairman & CEO